Exhibit 10.1

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties enter into this agreement (the “Agreement”) as of the 31st day of January, 2011 by and between The Spectranetics Corporation, a Delaware corporation, having a place of business at 9965 Federal Dr., Colorado Springs, Colorado 80921, and its successors or assignees (hereinafter “Client”) and Emile J. Geisenheimer, an individual (hereinafter “Contractor”)

1.ENGAGEMENT OF SERVICES. During the Term (as defined below), at the request of the Board of Directors of Client (the “Board”), Contractor shall provide consulting services to Client during the search for a new Chief Executive Officer of Client and the transition of such new Chief Executive Officer into such position, to the extent that such transition occurs during the Term (the “Services”). Subject to the terms of this Agreement, Contractor will, to the best of its ability, render the Services during the Term. Contractor agrees to exercise the highest degree of professionalism, and to utilize its expertise and creative talents in performing the Services. In performing the Services, Contractor agrees to provide its own equipment, tools and other materials at its own expense. Contractor shall perform the Services in a timely and professional manner consistent with industry standards, and at a location, place and time which the Contractor deems appropriate. Contractor may not subcontract or otherwise delegate its obligations under this Agreement without Client's prior written consent. The parties hereby acknowledge and agree that Client does not commit to retain Contractor's services for any minimum number of hours or days.

2.TERM. The Agreement shall be for a term (the “Term”) commencing upon the effectiveness of Contractor's resignation from the Board on January 31, 2011 and ending on June 30, 2011 (the “Expiration Date”).

3.COMPENSATION. (i)  To the extent not previously paid, not later than 30 days following the date hereof, Client shall pay Contractor a fee equal to $2,500 for his services as a member of the Board for the period from January 1, 2011 through January 31, 2011 and fee equal to $6,500 for the Services during the period from February 1, 2011 through March 31, 2011, and (ii) for Services performed during the period from April 1, 2011 through June 30, 2011, Client shall pay Contractor a fee of $9,000 within 15 days after April 1, 2011. Contractor shall be responsible for all expenses incurred in performing services under this Agreement, provided, however, that Contractor shall not be obligated to incur expenses unless expressly requested to do so in writing by the Client, in which case, Client shall reimburse Contractor for such reasonably incurred expenses.

4.INDEPENDENT CONTRACTOR RELATIONSHIP. Contractor's relationship with Client will be that of an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. Contractor is not the agent of Client and is not authorized to make any representation, contract, or commitment on behalf of Client. Contractor will not be entitled to any of the benefits which Client may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Contractor will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Contractor's performance of services and receipt of fees under this Agreement. Client will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Contractor is an independent contractor, Client will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker's compensation on Contractor's behalf. Contractor agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Contractor under this Agreement. Contractor hereby agrees to indemnify and defend Client against any and all such taxes or contributions, including penalties and interest.

5.ASSIGNMENT. Client may assign its interest in this Agreement to any entity directly or indirectly controlled by Client or to any successor by merger or sale of substantially all of its assets. The provisions of this Agreement shall inure to the benefit of the permitted assigns and successors in interest of Client. Contractor may not assign or transfer this Agreement, it being deemed personal to him only.

6.TERMINATION.

6.1 This Agreement shall terminate on the Expiration Date.

7.GENERAL PROVISIONS.

7.1Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Colorado. Contractor hereby expressly consents to the personal jurisdiction of the state and federal courts located in El Paso County, Colorado for any lawsuit filed there related to this Agreement.

7.2Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

7.3Survival. The following provision shall survive termination of this Agreement: Section 5.

7.4Waiver. No waiver by Client of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Client of any right under this Agreement shall be construed as a waiver of any other right. Client shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

7.5Amendments. This agreement may be modified or amended only by a written instrument signed by the party sought to be bound.

7.6Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us with respect thereto. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Services undertaken by Contractor for Client.

IN WITNESS WHEREOF, the parties have caused this Independent Contractor Services Agreement to be executed by their duly authorized representative.
THE SPECTRANETICS CORPORATION

By: /s/ Roger Wertheimer
Roger Wertheimer
Vice President

/s/ Emile J. Geisenheimer
Emile J. Geisenheimer

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